Exhibit 10.1

AlphaRx Retains Patheon to Manufacture Clinical Materials

Thursday December 16, 9:27 am ET

MARKHAM, ON, Dec. 16 /CNW/ - AlphaRx Inc. (OTC BB:ALRX.OB - News), an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs, is pleased to announce that Patheon Inc., a leading provider of drug development and manufacturing services to the international pharmaceutical industry, has been retained to manufacture clinical materials for Indaflex's clinical trials scheduled to begin early 2005.

Michael Lee, President and CEO of AlphaRx commented, "Selecting Patheon for such a critical task was a relatively easy decision, given Patheon's status as an industry leader. We have no doubt that Patheon will handle all of AlphaRx's needs in a timely, professional and efficient manner."

About Indaflex

Indaflex is AlphaRx's topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation intended to start clinical development soon for use in the treatment symptoms of arthritis. Arthritis is the most common chronic condition in North America and afflicts an estimated 10% of the world's population. Indaflex's active ingredient, Indomethacin, has a long-standing and proven clinical treatment record. With AlphaRx's enhanced proprietary delivery system, the company believes Indaflex's clinical effectiveness will be significantly enhanced compared to other topical preparations. Topical Indaflex delivery, is intended to circumvent the significant GI side-effects found with orally ingested NSAID's.

About AlphaRx Inc.

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. AlphaRx's broad product pipeline consists of drugs with a strong commercial potential that can be dramatically improved through the application of its proprietary BCD(TM) drug delivery technology.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.